Exhibit 10.17

July 2, 2007

Mitch Northcutt

853 N. Wood Street, #3

Chicago, IL 60622

Dear Mitch:

GlassHouse Technologies, Inc. (GlassHouse) is excited to make you this offer of employment resulting from the acquisition of RapidApp. This letter outlines your role, your compensation and benefits, as well as the overall terms of employment. If required, GlassHouse will assist you in processing the necessary applications/petitions to receive the appropriate employment authorization from the U.S. Bureau of Citizenship and Immigration Services (BCIS). In this situation, this offer is contingent upon approval of such work authorization from the BCIS.

Your Role

We expect that your initial role with our company will be Vice President, Delivery reporting to Josh Klein, COO. The content of your role may change over time based upon company needs, your capabilities, and your professional interests. You will start with GlassHouse immediately upon the close of the acquisition.

Compensation and Benefits

The following outlines the terms of our employment offer, which includes compensation in the form of a base salary, performance bonus, equity programs, and a range of other benefits:

1.	Base salary: Your base salary will be $190,000 per annum, paid on a semi-monthly basis. Your salary will be reviewed on or about your employment anniversary and approximately each year thereafter. Annually, GlassHouse reviews its compensation programs against the external market and internal parity. Salary adjustments are based on a combination of company performance and individual growth.

2.	Earn out: You will also have an earn out, the terms of which will be detailed in the acquisition documents.

3.	Business Expenses: During your employment with GlassHouse, the Company will reimburse you for reasonable business expenses in accordance with the Company’s policies.

4.	Company benefits programs: Benefits programs will transition from the current RapidApp plans to the GlassHouse plans as it makes sense for the employees and the business. As these transitions take place, you will be eligible to participate in a number of different benefits programs offered by the Company, which currently include a range of training, health care, family insurance, and retirement (401K) programs. The Company benefits with costs and eligibility are listed on the attached Benefits Overview.

GlassHouse reserves the right to amend, modify or terminate any benefits program, at its sole discretion, from time to time as it deems necessary.

Terms of Employment

While an employee of GlassHouse you will have the opportunity to work on a variety of internal and external projects in multiple locations. Due to the nature of the consulting business and your role, you may be required to travel extensively.

You may have opportunities to expand your role and responsibilities or relocate for new or existing positions. These changes will only occur based on discussion and mutual agreement between GlassHouse and you. In addition, as a GlassHouse employee, we encourage you to understand and conduct all business in accordance with the Company’s basic principles as outlined in the Employee Handbook.

As a condition of your offer of employment, you are required to sign the attached Employee Agreement. As required by law, this offer is subject to your submission of an I-9 form and satisfactory documentation respecting your identification and right to work in the United States along with satisfactory references. This information is required no later than three (3) days after your employment begins.

You should be aware that your employment with the Company constitutes “at-will” employment. This means that your employment relationship with the Company may be terminated at any time with or without notice, with or without good cause or for any or no cause, at either party’s option. You understand and agree that neither your job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of your employment with the Company. We request that, in the event of resignation, you give the company at least two weeks notice. You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

In accepting this offer, you are representing to us that (a) you are not a party to any employment agreement or other contract or arrangement which prohibits your full-time employment with the Company, (b) you do not know of any conflict which would restrict your employment with the Company and (c) you have not and will not bring with you to your employment with the Company any documents, records or other confidential information belonging to former employers. We ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed.

This letter, the documents incorporated herein by reference, represent the entire agreement and understanding between you and the Company concerning your employment relationship with the Company, and supersede in their entirety any and all prior agreements and understandings concerning your employment relationship with the Company, whether written or oral. The terms of this letter may only be amended, canceled or discharged in writing signed by you and the Company.

Should you wish to accept employment at GlassHouse under the terms set out above, please sign and date this letter and return to me by Monday, July 2, 2007.

Mitch, we are all very excited to have you join GlassHouse.

Sincerely,

/s/ Frank Capecci
Frank Capecci
VP, Human Resources

/s/ Mitchell Northcutt	July 2, 2007
Mitch Northcutt (Approved and Accepted)	Date

Attachments

-	Employee Agreement

-	Executive Retention Agreement